Exhibit 2.1

SHARE PURCHASE AGREEMENT
AMONG
COMPASS HEALTH BRANDS CORP.
(“Buyer”)
AND
INVACARE CORPORATION
(“Seller”)
AND
GARDEN CITY MEDICAL INC.
(the “Company”)

September 30, 2016

i

4.14	Litigation	17
4.15	Brokerage	17
4.16	Insurance	17
4.17	Environmental Matters	17
4.18	Related Party Transactions	18
4.19	Customers and Suppliers	18
4.20	Products	19
4.21	Inventory	19
4.22	Bank Accounts; Powers of Attorney	19
4.23	Compliance with Trade Control Laws and Foreign Corrupt Practices Act	19
4.24	Minute Books and Records	20

ARTICLE 5		20

Representations and Warranties of Buyer		20
5.1	Organization; Authorization	20
5.2	Execution and Delivery; Enforceability	21
5.3	Governmental Authorities; Consents	21
5.4	Brokerage	21
5.5	Investment Intent; Restricted Securities	21

ARTICLE 6		22

Closing Deliveries		22
6.1	Closing Deliveries by Seller	23
6.2	Closing Deliveries by Buyer	23

ARTICLE 7		24

The Closing		24

ARTICLE 8		24

Covenants and Agreements		24
8.1	Covenants	24
8.2	Company Engagements; Privileged Information	28
8.3	Assignment of Certain Agreements	29
8.4	Letters of Credit	29
8.5	Intercompany Purchase Agreement	29

ARTICLE 9		29

Indemnification		29
9.1	Indemnification of Buyer	29
9.2	Indemnification of Seller	30
9.3	Limitations on Indemnification	30
9.4	Procedures Relating to Indemnification	32
9.5	Limitation of Remedies	34
9.6	Subrogation	34

ARTICLE 10		34

Tax Matters		34
10.1	Apportionment of Taxes	34
10.2	Tax Returns; Refunds	34
10.3	Controversies	35
10.4	Cooperation	36
10.5	Certain Taxes and Fees	37
10.6	Certain Tax Agreements	37
10.7	Conflict	37
10.8	Successors	37

ARTICLE 11		37

Certain Definitions		37

ARTICLE 12		45

Construction; Miscellaneous Provision		45
12.1	Notices	45
12.2	Entire Agreement	47
12.3	Modification	47
12.4	Jurisdiction and Venue	47
12.5	Specific Performance	47
12.6	Binding Effect	47
12.7	Headings	47
12.8	Number and Gender; Inclusion	48
12.9	Counterparts	48
12.10	Third Parties	48
12.11	Disclosure Schedules and Exhibits	48
12.12	Time Periods	48
12.13	Construction	48
12.14	Governing Law	49

EXHIBITS:
Exhibit A:    Working Capital Calculation
Exhibit B:    Transition Services Agreement
Exhibit C:    General Release from Seller and Affiliates

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 30th day of September, 2016, among Compass Health Brands Corp., a Delaware corporation (“Buyer”), Invacare Corporation, an Ohio corporation (“Seller”), and Garden City Medical Inc., a Delaware corporation (the “Company”).
RECITALS:
A.    Seller owns all of the issued and outstanding shares of capital stock of the Company (as more particularly defined in Section 4.2.1, the “Shares”).
B.    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares, upon and subject to the terms and conditions set forth in this Agreement (the “Share Purchase”).
Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer, Seller and the Company hereby agree as follows:
ARTICLE 1
Definitions
1.1    Definitions. Certain terms used in this Agreement shall have the meanings set forth in Article 11, or elsewhere herein as indicated in Article 11.
1.2    Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP, except as may otherwise be specified herein.
ARTICLE 2
Purchase and Sale
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers and delivers to Buyer, free and clear of all Liens, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in and to the Shares.
2.2    Purchase Price. The aggregate purchase price (the “Purchase Price”) for all of the Shares shall be an amount equal to:
(a)    Thirteen Million Seven Hundred Fifty Thousand Dollars ($13,750,000);
(b)    plus an amount equal to the Closing Cash;
(c)    minus an amount equal to the Closing Indebtedness; and

(d)    minus the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital.
2.3    Estimated Purchase Price; Payment of Indebtedness. Prior to the date hereof, the Company has estimated in good faith the amount of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, and has delivered to Buyer a certificate (the “Closing Certificate”) setting forth such estimates and the calculation of the Estimated Purchase Price. As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness” and “Estimated Closing Working Capital” mean the estimates of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, respectively, set forth in the Closing Certificate, and “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.2, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness and that the Closing Working Capital is equal to the Estimated Closing Working Capital. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall: (a) pay and deliver the Estimated Purchase Price (as calculated based upon the Closing Certificate) to Seller by means of a wire transfer of immediately available cash funds to an account as directed by Seller prior to the Closing (the “Seller’s Account”); and (b) on behalf of the Company, pay the Indebtedness of the Company identified on Schedule 2.3(b) (collectively, the “Repaid Closing Indebtedness”).
2.4    Post-Closing Adjustment.
2.4.1    Adjustment Statement Preparation. Within seventy-five (75) days after the Closing Date, Buyer shall cause the Company to prepare and deliver to Seller an adjustment statement setting forth Buyer’s calculation of the amount of the Closing Cash, the Closing Indebtedness and the Closing Working Capital (the “Preliminary Adjustment Statement”) and, based on Buyer’s calculation of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, Buyer’s written calculation of the Purchase Price, and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price, if any (the “Preliminary Post-Closing Adjustment”). The Preliminary Adjustment Statement and the Final Adjustment Statement shall be prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures as used in the preparation of the Interim Financial Statements, including the policies and procedures described in items (A) 1-10 on Schedule 4.5(a), subject only to the non-GAAP policies set forth as items (B) 1-6 on Schedule 4.5(a), except that the Preliminary Adjustment Statement and the Final Adjustment Statement shall only reflect those items necessary to calculate the Closing Cash, the Closing Indebtedness and the Closing Working Capital. In preparing the Preliminary Adjustment Statement: (a) any and all effects on the assets or liabilities of the Company of any financing or refinancing arrangements entered into by Buyer at any time on or after the Closing Date shall be entirely disregarded, and Buyer shall base such calculations exclusively on the facts and circumstances as they exist as of the Closing Date; (b) it shall be assumed that the Company and its lines of business shall be continued as a going concern; and (c) there shall not be taken into account (i) any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made after the Closing Date with respect to the Company or its business or assets, or any facts or circumstances that are unique or particular to Buyer or any assets or liabilities of Buyer, or any obligation for the payment of the Purchase Price hereunder, or (ii) any adjustments for Buyer’s use of purchase accounting.
2.4.2    Adjustment Statement Review. Seller shall review the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment and, if Seller believes that either was not prepared in accordance with Section 2.4.1, Seller shall so notify Buyer in writing no later than thirty (30) days after Seller’s receipt thereof, setting forth in such notice, Seller’s objection or objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with reasonable particularity of the adjustments which Seller claims are required to be made thereto in order to conform the same to the terms of Section 2.4.1. Buyer shall cause the Company and its officers, employees, agents and representatives to cooperate with all representatives of Seller in the review of the Preliminary Adjustment Statement and, without limiting the generality of the foregoing, shall provide reasonable access to supporting detail and related books and records of the Company and shall provide reasonable access to the necessary personnel of the Company to assist such representatives in their review of the Preliminary Adjustment Statement, in each case, upon reasonable advance notice.
2.4.3    Adjustment Statement Dispute Resolution. If Seller timely notifies Buyer in accordance with Section 2.4.2 of an objection to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment, and if Buyer and Seller are unable to resolve such disputed items through good faith negotiations within thirty (30) days after Seller’s delivery of such written notice of objection, then, the parties shall mutually engage and submit only such disputed items to, and the same shall be finally resolved in accordance with the provisions of this Agreement by Grant Thornton LLP (the “Independent Accountants”). Buyer and Seller shall have the opportunity to present their positions with respect to such disputed matters to the Independent Accountants in accordance with the requirements of Section 2.4; provided, that, neither party shall have any ex parte communications with the Independent Accountants. The Independent Accountants shall determine and report in writing to Buyer and Seller as to the resolution of each disputed matter submitted to the Independent Accountants by conducting an item by item review of each such disputed matter and the effect of all such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission (or such longer period as the Independent Accountants may reasonably require), and such determinations shall be final, binding and conclusive as to Buyer, Seller and their respective Affiliates. In resolving each disputed item, the Independent Accountants shall: (a) be bound by the provisions of this Article 2 and the definitions pertaining hereto (including the policies and procedures described in Schedule 4.5(a)); (b) select either the position of Buyer or Seller as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed; (c) restrict its decision to such items which are then in dispute and have been properly submitted to the Independent Accountants in accordance with this Section 2.4.3; and (d) disregard any evidence of settlement proposals and negotiations between Seller and Buyer occurring prior to the date on which such disputed items were submitted to the Independent Accountants. The Independent Accountants shall deliver to Buyer and Seller a written report setting forth the resolution of any disagreement determined in accordance with the terms of this Agreement. The fees and disbursements of the Independent Accountants shall be borne by the party (i.e., Seller, on the one hand, and Buyer, on the other hand) that assigned an aggregate amount to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Independent Accountants.
2.4.4    Final Adjustment Statement and Post-Closing Adjustment. The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon Buyer, Seller and their respective Affiliates for all purposes of this Agreement, upon the earliest to occur of the following:
(a)    the mutual acceptance by Buyer and Seller of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Seller and consented to by Buyer;
(b)    the expiration of thirty (30) days after Seller’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Seller in accordance with Section 2.4.2; or
(c)    the delivery to Buyer and Seller by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.4.3.
2.4.5    Adjustment of Purchase Price. If the Purchase Price, as finally determined in accordance with Section 2.4.4, is greater than the Estimated Purchase Price, then Buyer shall pay the amount of the Final Post-Closing Adjustment to Seller by means of a wire transfer of immediately available funds to the Seller’s Account. If the Purchase Price, as finally determined in accordance with Section 2.4.4, is less than the Estimated Purchase Price, then Seller shall pay the amount of the Final Post-Closing Adjustment to Buyer by means of a wire transfer of immediately available funds to an account designated by Buyer. The Final Post-Closing Adjustment, if any, shall be due and payable pursuant to this Section 2.4.5 no later than five (5) Business Days after the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.4.4. For Tax purposes, any payment by Buyer or Seller under this Agreement, including pursuant to Article 9, shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Law.
ARTICLE 3
Representations and Warranties Concerning the Transaction
Seller represents and warrants to Buyer as follows:
3.1    Authority; Capacity and Representation. Seller possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document executed and delivered by

Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized (by corporate action or otherwise) on the part of Seller. Seller is duly organized, validly existing and in good standing under the laws of the State of Ohio.
3.2    Ownership of Shares. Except as set forth on Schedule 3.2, Seller is the sole beneficial and record owner of, and has good and marketable title to, all of the Shares, free and clear of all Liens. Upon delivery to Buyer of the certificates, instruments or agreements, as applicable, representing the Shares and payment for the Shares as provided in this Agreement, Buyer shall have good and valid title to the Shares, free and clear of all Liens, other than those created by Buyer.
3.3    Execution and Delivery; Enforceability. This Agreement and each Seller Ancillary Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).
3.4    Noncontravention.
(a)    Except as set forth on Schedule 3.4(a), neither the execution and delivery of this Agreement or any Seller Ancillary Agreement nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof: (i) conflicts with or results in a breach of, any provisions of the Charter Documents of Seller, (ii) violates any material Contract binding upon Seller or (iii) violates any Law or Order applicable to Seller or by which any properties or assets owned or used by Seller is bound or affected; except, in the case of clause (ii) of this Section 3.4(a), as would not materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.
(b)    No consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by Seller in connection with: (i) the execution, delivery and performance by Seller of this Agreement or any Seller Ancillary Agreement; or (ii) the compliance by Seller with any of the provisions hereof or thereof or the consummation by Seller of the transactions contemplated hereby or thereby; except as would not materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.
3.5    Legal Proceedings. There is no Order, and no action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, at Law or in equity, pending or, to the knowledge of Seller, threatened against Seller, which gives a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement.

ARTICLE 4
Representations and Warranties Concerning the Company
The Company and Seller jointly and severally represent and warrant to Buyer as follows:
4.1    Organization and Good Standing; Authority; Enforceability.
4.1.1    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and lease its assets and to operate its business as the same is now being owned, leased and operated. The Company is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company has made available to Buyer a true, complete and correct copy of its Charter Documents, as currently in effect.
4.1.2    The Company possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document executed and delivered by the Company pursuant hereto (collectively, the “Company Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by the Company of this Agreement and the Company Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company.
4.1.3    This Agreement and each Company Ancillary Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.
4.2    Capital Stock.
4.2.1    Capital Stock of the Company. The total number of shares of capital stock which the Company has the authority to issue is Three Thousand (3,000) shares of common stock, $0.01 par value (the “Common Shares”), of which One Hundred (100) Common Shares (the “Shares”) are currently issued and outstanding and owned by Seller. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws and any preemptive rights or rights of first refusal of any Person. Except as set forth on Schedule 4.2.1: (a) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of the Company; (b) there does not exist nor is there outstanding, any right or security granted to, issued to, or entered into with, any Person to cause the Company to issue, grant or sell any shares of capital stock of the Company to any Person (including any warrant, stock option, call, preemptive right, convertible or exchangeable obligation, subscription for stock or securities convertible into or exchangeable for stock of the Company, or any other similar right, security, instrument or agreement), and there is no commitment or agreement to grant or issue any such right or security; (c) there is no obligation, contingent or otherwise, of the Company to: (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Company; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person; (d) there are no bonds, debentures, notes or other indebtedness which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company are entitled to vote; and (e) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.
4.3    Other Ventures. The Company does not own of record or beneficially any equity ownership interest in any other Person, nor is it a partner or member of any partnership, limited liability company or joint venture.
4.4    Noncontravention.
(a)    Assuming all consents, approvals, authorizations, permits, filings and notifications set forth on Schedule 4.4(b) have been obtained or made, except as set forth on Schedule 4.4(a), neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements, nor the consummation by the Company or Seller of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof: (i) conflicts with or results in a breach of any provisions of the Charter Documents of the Company; (ii) constitutes or results in the breach of any term, condition or provision of, or constitutes a default under (with or without notice or lapse of time, or both), or gives rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or gives rise to any obligation of the Company to make any payments under, or result in the creation or imposition of a Lien upon any property or assets of the Company pursuant to any Material Contract, License or Lease; or (iii) contravenes, conflicts with or results in a violation of, or constitutes a failure to comply with any Law or Order applicable to the Company or by which any properties or assets owned or used by the Company are bound or affected.
(b)    Except as set forth on Schedule 4.4(b), no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by the Company in connection with: (i) the execution and delivery of this Agreement or any Company Ancillary Agreement or (ii) the compliance by the Company with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.
4.5    Financial Statements.
(a)    Copies of the internal, unaudited financial statements of the Company as of and for the fiscal years ended December 31, 2014 and 2015 (the “Annual Financial Statements”), and for the eight (8) month period ended August 31, 2016 (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”)

have been made available to Buyer. The Financial Statements (i) have been prepared in accordance with GAAP, consistently applied, subject to the policies and procedures set forth on Schedule 4.5(a) (including any non-GAAP policies and procedures described therein), and subject further to normal year end adjustments and the absence of disclosures normally made in footnotes; and (ii) present fairly, in all material respects, the financial position and cash flows of the Company as of the date indicated and the results of operations for the period then ended. The balance sheet of the Company as of August 31, 2016, which is included in the Interim Financial Statements, is referred to herein as the “Acquisition Balance Sheet.”
(b)    Except as set forth on Schedule 4.5(b), the Company has no Liabilities that are required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities disclosed, reflected or reserved against on the Acquisition Balance Sheet, and (ii) Liabilities incurred since the date of the Acquisition Balance Sheet in the ordinary course of business, that do not, individually or in the aggregate, exceed $50,000.
(c)    All of the Company’s Indebtedness is disclosed on the Financial Statements.
(d)    Subject to Schedule 4.5(a) (including any non-GAAP policies and procedures described therein), the books of account and related records of the Company accurately reflect, in all material respects, all of its assets, liabilities and transactions in compliance with GAAP, applied on a consistent basis throughout the periods covered.
(e)    The accounts receivable of the Company (the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business. There is no contest, claim or right of set off, other than returns in the ordinary course of business, relating to the amount or validity of any of the Accounts Receivable.
4.6    Absence of Certain Changes or Events. Except as set forth on Schedule 4.6, since the date of the Acquisition Balance Sheet:
(a)    other than as required by applicable Law or GAAP, there has not been any material change in the Tax reporting or accounting policies or practices of the Company;
(b)    (A) other than in the ordinary course of business, the Company has not made, or granted, (1) any bonus or any wage, severance or termination pay, salary or compensation increase to any current director or officer, (2) any increase of any benefit provided under any employee benefit plan, employment agreement or arrangement, including any fringe benefit plan or arrangement, or (3) any equity or equity-based compensation award; and (B) the Company has not amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;
(c)    the Company has not merged or consolidated with any corporation or other entity or invested in, loaned to, made an advance (except for advances to Seller or to its employees or officers for business expenses incurred in the ordinary course of business consistent with past practice) or capital contribution to, or otherwise acquired any capital stock or business of any Person, or consummated any business combination transaction, in each case, whether in a single transaction or series of related transactions;
(d)    the Company has not amended its Charter Documents to take, agree to take or authorize any action to wind up its affairs or dissolve or change its corporate or other organizational form or amend any terms of its outstanding securities;
(e)    the Company has not sold, assigned or transferred, any tangible or intangible property or assets having a book value, in any individual case, in excess of Fifty Thousand Dollars ($50,000), except for sales of inventory in the ordinary course of business consistent with past practice and except for Permitted Liens;
(f)    the Company has not purchased or leased, or committed to purchase or lease, any tangible or intangible property or assets, or authorized any capital expenditures or commitments for capital expenditures, of any asset for an amount in excess of One Hundred Thousand Dollars ($100,000) individually, except for purchases of inventory and supplies in the ordinary course of business consistent with past practice;
(g)    the Company has not amended, modified in any material respect or terminated any existing Material Contract (other than a termination of a Material Contract as a result of the expiration of the term of such Material Contract);
(h)    the Company has not authorized for issuance, issued or sold or agreed or committed to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents;
(i)    the Company has not declared, set aside or paid any dividends or distributions, or purchased or redeemed any of its outstanding equity securities;
(j)    the Company has not incurred any Indebtedness or assumed, guaranteed, or endorsed the indebtedness of any other Person, or canceled any debt owed to it or released any claim possessed by it, other than (i) in the ordinary course of business, (ii) pursuant to existing financing arrangements, or (iii) Indebtedness reflected in the Financial Statements;
(k)    the Company has not mortgaged, pledged or subjected to any material Lien, other than Permitted Liens, any of its material properties or assets; and
(l)    the Company has not entered into any agreement to do any of the foregoing (other than this Agreement).
4.7    Taxes. Except as set forth on Schedule 4.7:
(a)    All Tax Returns for all open years required to be filed by or with respect to the Company have been properly filed (taking into account applicable extensions of time to file), and all such Tax Returns (including information provided therewith or with respect thereto)

are accurate and complete in all material respects. All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid, other than Taxes which are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined, and for which, in each case, adequate reserves have been established on the Acquisition Balance Sheet or in the books and records of the Company. No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.
(b)    There are no Tax claims, audits or proceedings by any Taxing Authority pending or, to the Company’s Knowledge, threatened in writing in connection with any Taxes due from or with respect to the Company.
(c)    There are not currently in force any waivers or agreements binding upon the Company for the extension of time or statute of limitations within which to file any Tax Return or for the assessment or payment of any Tax for any taxable period, and no request for any such waiver or extension is currently pending.
(d)    The Company has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.
(e)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii)    use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Code §108(i) made on or prior to the Closing Date.
(f)    The Company does not have any Liability for the Taxes of any Person (other than the Company) under any Law as a transferee or successor by contract or otherwise.
(g)    The Company has not been a party to any ‘‘reportable transaction,’’ as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b).
(h)    The Company has not received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).
(i)    There is no existing tax sharing arrangement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by the Company after the Closing.
4.8    Employees.
(a)Except as set forth on Schedule 4.8(a), there are no, and in the past eighteen (18) months there have been no, pending, or to the Company’s Knowledge, threatened claims by any employee or former employee of the Company with respect to his or her employment, termination of employment or any employee benefits (other than routine claims for benefits and for matters that can be or have been resolved for less than Fifty Thousand Dollars ($50,000) individually).
(b)The Company is not a party to any collective bargaining agreement. There is no labor strike, slowdown or stoppage pending or, to the Company’s Knowledge, threatened in writing against the Company. The Company is in compliance, and at all times in the past three (3) years has complied, in all material respects with all Laws relating to employment. No organizational effort is pending or, to the Company’s Knowledge, threatened by or on behalf of any labor union with respect to the Company’s employees.
(c) Set forth on Schedule 4.8(c) is a complete and accurate list of the following information for each current employee, including each such current employee on leave of absence or layoff status: name, job title, date of hire (or if different, date of commencement of employment), current compensation paid or payable, annual vacation eligibility, and service credited for purposes of vesting or eligibility to participate under any of the Plans. Except as set forth on Schedule 4.8(c), to the Company’s Knowledge, no executive, officer or key employee or group of employees has any plans to terminate employment with the Company, and there will be no incidence of severance payments or any other termination benefits with respect to such employees for which Buyer will be responsible.
(d)The Company is in compliance, and at all times in the past three (3) years has complied, in all material respects with all provisions of the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder (“IRCA”). Schedule 4.8(d) contains a true and complete list of all current employees of the Company who are currently sponsored by the Company on a nonimmigrant visa or on whose behalf the Company has filed a labor certification application or an employment-based immigrant visa petition for U.S. permanent residence, which employees have not been granted U.S. permanent residence.
4.9    Employee Benefit Plans and Other Compensation Arrangements. Set forth on Schedule 4.9(a) is a list of (i) all material employee benefit plans (as defined in Section 3(3) of ERISA) of the Company and (ii) all other severance pay, salary continuation, bonus, incentive, stock option, welfare, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind related to the Company, in each case with respect to which the Company or Seller currently is the sponsor or is obligated to make contributions under the plan terms (collectively, the “Plans”). Except as set forth on Schedule 4.9(b):

(i)    the Company has not been the sponsor of or obligated to make contributions under a “multiemployer plan” (as defined in Title I or Title IV of ERISA) or a plan subject to Title IV of ERISA;
(ii)    each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service as to its qualification and is so qualified in all material respects, except that no representation is made with respect to any formal qualification requirement with respect to which the remedial amendment period under Section 401(b) of the Code has not yet expired;
(iii)    all of the Plans have been operated in compliance in all material respects with their respective terms and all applicable Laws, and all contributions required under the terms of the Plans or applicable Laws have been timely made;
(iv)    no amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code;
(v)    neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, disregarding any termination of employment which may occur on or after the Closing, will (x) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of the Company from the Company under any Plan or otherwise, (y) materially increase any benefits otherwise payable under any Plan, or (z) result in any acceleration of the timing of payment or vesting of any such benefits to any material extent;
(vi)    none of the Plans provides medical benefits to any retired Person, or any current employee of the Company following such employee’s retirement or other termination of employment, except as required by applicable Law (including Section 4980B of the Code); and
(vii)    the Company does not maintain any Plan under which it would be obligated to pay benefits solely because of the consummation of the transactions contemplated by this Agreement, disregarding any termination of employment which may occur on or after the Closing.
(viii)    No “prohibited transaction”, as such term is defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any of the Plans.
4.10    Permits; Compliance with Laws.
(a)    The Company is in compliance, and at all times in the past three (3) years has complied, in all material respects with all applicable Laws, and possesses all material licenses,

permits, registrations, permanent certificates of occupancy, authorizations, and certificates from any Governmental Authority required under applicable Law with respect to the operation of its business as currently conducted (collectively, “Permits”). The Permits are in full force and effect and the Company is in compliance in all material respects with the Permits. Except as set forth on Schedule 4.10(a), in the past eighteen (18) months, the Company has not received any written notice from any Governmental Authority regarding any violation of, or failure to comply with, any Law or Order applicable to the Company or by which any properties or assets owned or used by the Company are bound or affected.
(b)    Each of the products sold by the Company (the “Products”), while in the care, custody and control of the Company, is and, in the past three (3) years has, as applicable, been stored and distributed in compliance in all material respects with FDA Law and Regulation. Except as set forth on Schedule 4.10(b), in the past three (3) years, the Company has not undertaken a recall, field correction or removal of any U.S. marketed finished medical device that was the result of mishandling or misbranding that was caused by the Company. With respect to the Products distributed by the Company, the Company is in compliance in all material respects with all provisions of any existing distribution agreements to which the Company is a party that pertain to FDA Law and Regulation.
(c)    With respect to the Products or the Company, during the past eighteen (18) months the Company has not received any written notice or communication from the FDA alleging any material non-compliance with any applicable provisions of the FDA Law and Regulation. The Company has not entered into any consent decree or other Order pursuant to any FDA Law and Regulation. During the past three (3) years, there has not been any material violation of any FDA Law and Regulation by the Company in its distribution, recordkeeping and reports to the FDA that could reasonably be expected to require or lead to any investigation, corrective action or enforcement, or regulatory or administrative action.
(d)    In the past three (3) years, with respect to the Products or the Company, no officer or employee of the Company has: (i) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (ii) solicited or received prohibited compensation under the Medicare and Medicaid Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), or any similar state anti-kickback Law; (iii) been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a; or (iv) been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar applicable Laws.
4.11    Real Properties.
(a)    The Company does not own any real property. Schedule 4.11(a) identifies all of the real property demised by leases or subleases (collectively, the “Leases”) to the Company (collectively, the “Leased Real Property”). The Company has provided a true, correct and complete copy of each Lease to Buyer.

(b)    The Company holds a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein. All of the Leases are in full force and effect and enforceable by the Company in accordance with their terms, subject to the Enforceability Exceptions. The Company is not in breach of or in default under any Lease to which it is a party and to the Company’s Knowledge, no other party is in breach or in default under any Lease to which the Company is a party. The Company does not sublease any Leased Real Property to any Person.
(c)    The Company has not received written notice of any pending or contemplated condemnation, expropriation or other proceeding in eminent domain affecting the Leased Real Property or any portion thereof or interest therein, and to the Company’s Knowledge, no such proceeding has been threatened against the Leased Real Property. Neither the Company nor Seller has received any written notice that the current use and occupancy of the Leased Real Property violates any Law in any material respect.
(d)    The Company owns the items of tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheet), free and clear of all Liens, except for (i) Liens identified or described on Schedule 4.11(d) and (ii) Permitted Liens. The Company owns or leases all tangible personal property used in the operation of the Company’s business as presently conducted. The tangible personal property of the Company is in operating condition and repair (subject to normal wear and tear) and contains no patent defects or, to the Company’s Knowledge, latent defects.
4.12    Intellectual Properties.
(a)    Schedule 4.12(a) sets forth a listing of all registered Company Intellectual Property and all pending applications therefor.
(b)    Schedule 4.12(b) sets forth a listing of all Software used by the Company in connection with the business (excluding Off-the-Shelf Software), all written licenses (excluding licenses for Off-the-Shelf Software and end user licenses for mass market Software) pursuant to which the Company is a party either as a licensee or licensor and any other Contract under which the Company grants or receives any rights to Intellectual Property (the “Licenses”), and any Licensed IP.
(c)    Except as set forth on Schedule 4.12(c), the Company owns all right, title and interest in and to the Company Intellectual Property. The Company Intellectual Property is subsisting, in full force and effect, and has not been cancelled, expired or abandoned, and to the Company’s Knowledge is valid. Each item of Intellectual Property necessary for the operation of the Company’s business as of Closing will be owned or available for use by Buyer on materially identical terms and conditions immediately subsequent to Closing.
(d)    The Company has a valid and enforceable right or license to use (as currently being used) the Licensed IP used in its business, subject to the Enforceability Exceptions.

(e)    The Company has not received in the past three (3) years any written notice regarding the infringement or misappropriation by the Company of any Intellectual Property of any third party.
(f)    The conduct of the Company’s business as currently conducted does not infringe upon or misappropriate any Intellectual Property of any third party, and to the Company’s Knowledge, no third party is infringing or has infringed, misappropriated or otherwise violated any of the material Company Intellectual Property.
(g)    Except as set forth on Schedule 4.12(g), the computer systems, including software, hardware, networks, interfaces and related services (collectively, “Systems”) used by the Company are reasonably sufficient for the immediate needs of the business including having the capacity and ability to process current peak volumes in a timely manner as necessary for the conduct of the Company’s business, and there have been no material failures, breakdowns, breaches, outages or unavailability in the last twelve (12) months.
(h)    The Company maintains policies and procedures regarding data security and privacy that are in compliance with all applicable Laws. In the past three (3) years, to the Company’s Knowledge, there have been no material security breaches relating to, violations of any security policy regarding or any unauthorized access of any data or information used in the Company, including any notices or complaints from any Person regarding personal information. The execution and performance of this Agreement will not violate, in any material respect, any privacy policy, terms of use, or Laws relating to the use, dissemination, or transfer of such data or information.
(i)    With respect to each item of Company Intellectual Property:
(i)    The Company possesses all right, title and interest in and to the item, free and clear of all Liens or licenses;
(ii)    The item is not subject to any outstanding injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority;
(iii)    No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending, or, to the Company’s Knowledge, threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and
(iv)    Neither the Company nor Seller has agreed to indemnify any other Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.
4.13    Contracts. Schedule 4.13 sets forth a listing as of the date hereof of all of the currently effective Contracts of the following types to which the Company is a party or by which any material assets of the Company are bound or are subject:

(a)    Contracts or group of related Contracts (other than purchase orders entered into in the ordinary course of business consistent with past practice) which involve commitments to make capital expenditures or which provide for the purchase of assets, goods or services by the Company from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of One Hundred Thousand Dollars ($100,000) in any consecutive twelve (12) month period;
(b)    Contracts or group of related Contracts (other than sales orders entered into in the ordinary course of business consistent with past practice) which provide for the sale of goods or services by the Company and under which the undelivered balance of such goods or services has a sale price in excess of Fifty Thousand Dollars ($50,000) in any consecutive twelve (12) month period;
(c)    employment, confidentiality and non-competition agreements with any employee who receives salary and bonus in excess of One Hundred Fifty Thousand Dollars ($150,000) per annum;
(d)    Contracts not otherwise disclosed herein which presently limit in any material respect the freedom of the Company to engage in any business or compete with any Person;
(e)    Contracts pursuant to which the Company is a lessor or a lessee of any personal property, except for any such leases under which the aggregate annual rent or lease payments do not exceed Fifty Thousand Dollars ($50,000) and which are not terminable by the Company upon ninety (90) days’ or less advance notice;
(f)    other than Contracts for the sale of inventory in the ordinary course of business, Contracts for the sale, assignment, transfer or other disposition of assets involving a purchase price (in a single transaction or a series of related transactions) in excess of Fifty Thousand Dollars ($50,000) and under which the Company has any continuing liability or obligation;
(g)    Contracts providing for severance, retention, change in control or other similar payments;
(h)    Contracts with any officer or director of the Company, or any Affiliate of any of the foregoing, or in the case of any individual, any immediate family member of any of the foregoing;
(i)    Contracts under which the Company has made advances or loans to any other Person, other than employee loans in the ordinary course of business;
(j)    Contracts containing non-competition, exclusivity, “most favored nation” provisions or other similar limitations or restrictions on conduct of the Company’s business;
(k)    Contracts with any of the Key Relationships;

(l)    Contracts pursuant to which the Company grants to any Person rights to Company Intellectual Property;
(m)    Brokerage or finder’s agreements;
(n)    Agency, distributor, sales representative, franchise or similar Contracts; and
(o)    Contracts relating to the purchase, sale or use of real property.
Correct and complete copies of each written Contract required to be identified on Schedule 4.13, including amendments thereto (collectively, the “Material Contracts”) have been made available to Buyer. Except as set forth on Schedule 4.13, as of the date of this Agreement, (i) all of the Material Contracts are in full force and effect and are enforceable against the Company, and to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms, subject in each case to the Enforceability Exceptions, (ii) the Company has performed all obligations required to be performed by it pursuant to such Material Contracts, and (iii) to the Company’s Knowledge, there are no existing threats of default, breaches or violations of any of such Material Contracts by any other party thereto.
4.14    Litigation. Except as set forth on Schedule 4.14, there are no, and in the past eighteen (18) months there have been no, actions, suits, arbitrations, proceedings or claims of any kind whatsoever, at Law or in equity, pending, or to the Company’s Knowledge, threatened against the Company that, if decided against the Company, would result in damages to the Company in excess of Twenty Five Thousand Dollars ($25,000). The Company is not subject to any Order or is in breach or violation of any Order.
4.15    Brokerage. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of the Company or Seller, to receive any commission, brokerage, finder’s fee or other similar compensation payable by the Company or Seller in connection with the consummation of the transactions contemplated by this Agreement, other than fees payable by Seller to Douglas J. Harper.
4.16    Insurance. Schedule 4.16 sets forth a listing of all insurance policies or binders currently owned, held by or applicable to the Company (or its assets or business). All such policies are in full force and effect and all premiums that are due and payable with respect thereto have been paid. The Company has not received any written notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policy or arrangement been threatened in writing. Schedule 4.16 sets forth all insurance loss runs or worker’s compensation claims received by the Company for the past two (2) policy years.
4.17    Environmental Matters.
(a)    To the Company’s Knowledge, in the past three (3) years, there has been no generation, Treatment, Storage, Release, Disposal or transport of any Hazardous Material,

regardless of quantity, at, on, under, or from any of the Leased Real Property by the Company, except in compliance with applicable Environmental Laws.
(b)    The Company has not agreed to assume, guarantee, indemnify, hold harmless or accept responsibility, by contract or otherwise, for any liability of any other Person under Environmental Laws.
(c)    In the past three (3) years, the Company has not received any notice, order or other communication from any Governmental Authority or any Person claiming that the Company is, or may be in violation of any Environmental Law or Permit or liable for personal injury or property damage or for any other costs or expenses related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material.
(d)    The Company is in material compliance with all Environmental Laws applicable to its operations and use of the Leased Real Property.
4.18    Related Party Transactions. Except as set forth on Schedule 4.18, no officer, director or stockholder of the Company, or to the Company’s Knowledge any member of his or her immediate family (each a “Related Person”): (a) owes any amount to the Company, nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (other than any payments to, and reimbursement of fees and expenses of, employees, directors and officers of the Company in the ordinary course of business), (b) owns any property or right, tangible or intangible, that is used by the Company, or (c) has any claim or cause of action against the Company, other than claims for accrued compensation, benefits or expense reimbursement arising in the ordinary course of employment.
4.19    Customers and Suppliers.
(a)    For purposes of this Section 4.19, (i) the Company’s top ten (10) customers (determined by the amount of total invoiced sales) for the year ended December 31, 2015 and for the seven months ended July 31, 2016 shall be referred to as the “Customers,” and (ii) the Company’s top ten (10) suppliers or vendors (determined by the total amounts paid to all suppliers and vendors) for the year ended December 31, 2015 and for the seven months ending July 31, 2016 shall be referred to as the “Suppliers,” and collectively with Customers, the “Key Relationships”).
(b)    Except as set forth on Schedule 4.19(b), no such Key Relationship has, during the last twelve (12) months, cancelled, terminated or materially diminished its relationship with the Company, and no Key Relationship has made any written notification, threat or plan of its intention to cancel or otherwise terminate its relationship with or materially diminish its business with the Company. Except with respect to communications received by customers from time to time in the ordinary course of business threatening to decrease or cancel orders as a negotiating tactic for more favorable pricing, service or rebate terms, or except as set forth on Schedule 4.19(b), to the Company’s Knowledge, none of the Customers intends to cancel or otherwise terminate its relationship with or materially diminish its business with the Company.

(c)    Except as set forth on Schedule 4.19(c), neither the Seller nor the Company (nor any Person on the foregoing’s behalf) has provided, shown or otherwise disclosed any of the Company’s customer-level profitability, or product-cost (by Supplier) to any competitor of the Company (other than the Buyer).
4.20    Products. Except as set forth on Schedule 4.20:
(a)    The Company has not entered into, or offered to enter into, any agreement, Contract, commitment or other arrangement (whether written or oral) pursuant to which the Company is or will be obligated to: (i) make any rebates, discounts, promotional allowances or similar payments or arrangements to or with any customer, except as reflected in the Financial Statements, or (ii) accept returns of any products previously sold to any customer.
(b)    The Company has not provided any warranty or guarantee on any product sold or delivered by the Company other than the pass-through of manufacturer’s warranties in the ordinary course of business.
4.21    Inventory. All inventory of the Company is in good and marketable condition for the normal operation of the Company’s business in accordance with past practice and, to the Company’s Knowledge, the inventory on hand on the Closing Date is in quantities that are consistent with the normal operation of the Company’s business in accordance with past practice. The inventory of the Company set forth in the Financial Statements is valued at the lower of cost or market on a first-in, first-out basis and is properly stated therein in accordance with GAAP. The reserves reflected in the Financial Statements for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory were calculated in accordance with GAAP.
4.22    Bank Accounts; Powers of Attorney. Schedule 4.22 sets forth, as of the date hereof: (a) the name of each bank in which the Company has an account, lock box or safe deposit box, (b) a list of all accounts, lock boxes and safe deposit boxes held by the Company at each such bank, and (c) the names of all Persons authorized to draw thereon or have access thereto. Schedule 4.22 also sets forth the name of each Person (including customs brokers or freight forwarders) holding a proxy, general or special power of attorney or other similar instrument from the Company. Copies of all such proxies, powers of attorney and other similar instruments have been provided to Buyer.
4.23    Compliance with Trade Control Laws and Foreign Corrupt Practices Act.
(a)    The Company is, and during the past three (3) years has been, in compliance in all material respects with all applicable statutory and regulatory requirements under the Trade Control Laws. Within the past three (3) years, the Company has not been cited or fined for past or present failure to comply with the Trade Control Laws and no action with respect to any alleged non-compliance is pending or, to the Company’s Knowledge, threatened. The Company has not engaged in any transaction, directly or indirectly, (i) with any Person with whom any such transaction would be prohibited under U.S. or United Nations sanctions or executive orders or (ii) in or with any country in or with which any such transaction would be prohibited under U.S. or United Nations embargo or trade sanctions regime.

(b)    Neither the Company nor, to the Company’s Knowledge, any other Person acting on behalf of the Company, has, to obtain or retain business, directly or indirectly, offered, paid or promised to pay, or authorized the payment of, any money, or other thing of value (including any fee, gift, sample, travel expense, entertainment, commission or similar benefit) to:
(i)    any Person who is an official, officer, agent, employee or representative of any Governmental Authority (including officials or employees of any public international organization or any business or enterprise owned by a Governmental Authority);
(ii)    any political party or official thereof;
(iii)    any candidate for political or political party office; or
(iv)    any other Person;
while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, representative, political party, political party official, candidate or other Person, for the purpose of (A) influencing any act or decision of such Person described in clause (i), including a decision to not comply with his or her official duties; (B) inducing such Person described in clause (i) to act or fail to act in violation of his or her legal duties; or (C) causing such Person described in clause (i) to influence any act or decision of any Governmental Authority in order to obtain or retain business, direct business toward any Person, obtain approvals or seek any other improper advantage.

4.24    Minute Books and Records. The minute books of the Company previously delivered or made available to the Buyer are correct and complete in all material respects and accurately and adequately reflect in all material respects all minutes of meetings, resolutions and other actions previously taken by the stockholders, board of directors and committees of the board of directors (by written consent, at a meeting, or otherwise), as the case may be, of the Company and contain correct and complete copies of its organizational documents and all amendments thereto. The copies of the stock and equity interest record books of the Company previously delivered to the Buyer are true, correct and complete in all material respects and accurately and adequately reflect all transactions in connection with the Company’s capital stock since the date Seller acquired all of the issued and outstanding capital stock of the Company.
ARTICLE 5
Representations and Warranties of Buyer
Buyer represents and warrants to the Company and Seller as follows:
5.1    Organization; Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized (by all requisite corporate action or otherwise) on the part of Buyer.
5.2    Execution and Delivery; Enforceability. This Agreement and each Buyer Ancillary Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.
5.3    Governmental Authorities; Consents.
(a)    Neither the execution and delivery of this Agreement or any Buyer Ancillary Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof: (i) conflicts with or results in a breach of any provisions of the Charter Documents of Buyer; (ii) constitutes or results in the breach of any term, condition or provision of, or constitutes a default under (with or without notice or lapse of time, or both), or gives rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or gives rise to any obligation of Buyer to make any payments under, or results in the creation or imposition of a Lien upon any property or assets of Buyer pursuant to any material Contract to which Buyer is a party or by which any of its properties or assets may be subject; or (iii) violates any Law or Order applicable to Buyer or by which any properties or assets owned or used by Buyer is bound or affected; except, in the case of clauses (ii) or (iii) of this Section 5.3(a), as would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.
(b)    No consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by Buyer in connection with: (i) the execution, delivery and performance by Buyer of this Agreement or any Buyer Ancillary Agreement in connection herewith; or (ii) the compliance by Buyer with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby; except as would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.
5.4    Brokerage. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.
5.5    Investment Intent; Restricted Securities. Buyer is acquiring the Shares solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Shares or dividing its participation herein with others. Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the purchase of the Shares and to make an informed investment decision with respect to such purchase. Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the 1933 Act. Buyer has had such opportunity as it has deemed adequate to obtain from the management of the Company such information about the business of the Company as is necessary to permit Buyer to evaluate the merits and risks of investment in the Company. Buyer understands and acknowledges that: (a) none of the Shares have been registered or qualified under the 1933 Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Shares constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the Shares are traded or tradable on any securities exchange or over-the-counter; and (d) none of the Shares may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Shares and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Buyer will not transfer or otherwise dispose of any of the Shares acquired hereunder or any interest therein in any manner that may cause Seller to be in violation of the 1933 Act or any applicable state securities Laws.
5.6    Financing. As of the Closing, Buyer has readily available funds sufficient to consummate the transactions contemplated by this Agreement and each Buyer Ancillary Agreement.
    5.7    Due Diligence Investigation. Buyer has had an opportunity to discuss the business, management, operations and finances of the Company with its officers, directors, employees, agents, representatives and Affiliates, and has had an opportunity to inspect the facilities of the Company. Buyer has conducted its own independent investigation of the Company. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer acknowledges that the representations and warranties set forth in Article 3 and Article 4 are the only representations and warranties made by Seller or the Company, as the case may be, and has not relied upon any information provided by, or on behalf of Seller or the Company, or their respective agents or representatives, to Buyer in connection with the transactions contemplated by this Agreement. Buyer has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Company. Buyer acknowledges that no current or former stockholder, director, officer, employee, Affiliate or advisor of the Company has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Articles 3 and 4.
ARTICLE 6
Closing Deliveries

6.1    Closing Deliveries by Seller. At or prior to Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(a)    all certificates for the Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer;
(b)    the written resignation, effective as of the Closing, of the directors and non-employee officers of the Company set forth on Schedule 6.1(b);
(c)    payoff letters in a commercially reasonable form with respect to the Repaid Closing Indebtedness, which letters provide for the release of all Liens relating to the Repaid Closing Indebtedness following satisfaction of the terms contained in such payoff letters;
(d)    letters from Seller’s senior lenders releasing the Company from any obligations the Company has under Seller’s credit facilities, and providing for the release of any Liens against the Company related to Seller’s credit facilities;
(e)    a Secretary’s Certificate and a certificate of good standing for the Company as of the most recent practicable date from the Secretary of State of the State of Delaware;
(f)    a duly executed counterpart to a transition services agreement in the form attached hereto as Exhibit B (the “Transition Services Agreement”);
(g)    a duly executed counterpart to an agreement (the “Seller Inventory Agreement”) among, Buyer, the Company and Seller regarding the handling of certain ProBasics™ brand products at and after Closing (the “Seller Inventory”);
(h)    a general release from Seller and its Affiliates in the form of Exhibit C;
(i)    the third party consents set forth on Schedule 6.1(i); and
(j)    a duly executed agreement by and between the Company and its existing third party logistics provider in Bensalem, PA, upon terms reasonably acceptable to Buyer.
Any agreement or document to be delivered to Buyer pursuant to this Section 6.1 shall be in form and substance reasonably satisfactory to Buyer.
6.2    Closing Deliveries by Buyer. At or prior to Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
(a)    to the Seller’s Account, the Estimated Purchase Price in accordance with Section 2.3;
(b)    the satisfaction of the Repaid Closing Indebtedness in accordance with Section 2.3;

(c)    a certificate of good standing as of the most recent practicable date from the Secretary of State where Buyer is incorporated or organized, as applicable;
(d)    a duly executed counterpart to the Transition Services Agreement;
(e)    resolutions of the board of directors or managers, as applicable, of Buyer authorizing the transactions contemplated hereby certified as true and accurate by an officer of Buyer; and
(f)    a duly executed counterpart to the Seller Inventory Agreement.
Any agreement or document to be delivered to Seller pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Seller.
ARTICLE 7
The Closing
The consummation of the transactions contemplated herein (the “Closing”) will take place simultaneous with the execution hereof at the offices of Calfee, Halter & Griswold LLP in Cleveland, Ohio, or at such other time and place as to which Buyer and Seller may agree in writing, or by e-mail exchange of relevant signature pages, deliveries and other documents as Buyer and Seller may agree, with the originals to follow by mail. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The transfers and deliveries described in Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 6 shall also have occurred or been waived in writing by the party entitled to waive the same. For purposes of allocation of expenses, adjustments, tax and other financial effects of the transactions contemplated hereby, the Closing shall be deemed to have occurred at 11:59 p.m. Eastern Standard Time on the Closing Date. For all other purposes, including passage of title and risk of loss, the effective time shall be at the Closing.
ARTICLE 8
Covenants and Agreements
8.1    Covenants.
8.1.1    Post-Closing Publicity. Following the Closing, no party shall issue any press releases or public announcements setting forth the specific terms of this Agreement or the transactions contemplated herein without the prior approval of Buyer or Seller, as the case may be, which approval shall not be unreasonably withheld, except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system or as may be reasonably necessary to enforce any rights under this Agreement. For the avoidance of doubt, in connection with any disclosure or announcement required by Law or any Governmental

Authority or the rules of any stock exchange or trading system, Seller may disclose the financial and other material terms of the transactions contemplated by this Agreement, including the Purchase Price and the effect the transaction will have on the earnings of Seller as a whole. Each party shall be entitled to disclose or comment to any Person that a transaction has been consummated. In addition, nothing herein shall preclude communications or disclosures necessary to implement the provisions of this Agreement, and Buyer, Seller and their respective Affiliates may make such disclosures as they may consider necessary in order to satisfy their legal or contractual obligations to their lenders, shareholders, investors or other interested parties, or for general marketing purposes, without the prior written consent of Seller or Buyer, as the case may be.
8.1.2    Expenses. Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and Seller or the Company (with the Company only being obligated for payment of any expenses of Seller and the Company if such payment is made prior to the Closing or such expenses are accrued on the Final Adjustment Statement) shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Seller or the Company or their respective representatives or are otherwise expressly allocated to Seller hereunder.
8.1.3    No Assignments. No assignment or transfer of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment or transfer without such consent shall be void and of no force or effect; provided, that without Seller’s consent, (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any controlled Affiliate of Buyer provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources; and (c) Buyer may assign this Agreement to any acquirer of all or substantially all of its assets provided, further, that no such assignment shall relieve Buyer of its obligations hereunder.
8.1.4    Access by Seller. Subject in all respects to the requirements of Section 8.1.7, Buyer shall, and shall cause the Company to, for a period of five (5) years after the Closing Date, during normal business hours and upon reasonable advance notice, provide Seller and its designees and representatives with such access to the books and records of the Company as may be reasonably requested by Seller, which shall be entitled, at its expense, to make extracts and copies of such books and records to the extent that such access may be reasonably required by Seller for (i) the preparation of the financial statements of Seller and all Tax Returns or in connection with any audit, amended Tax Return, claim for refund or any proceeding with respect thereto, and (ii) the investigation, litigation and final disposition of any claims, proceedings or investigations which may have been or may be made by or against Seller in connection with the conduct of the business of the Company prior to the date hereof or the consummation of the transactions contemplated hereby. Buyer agrees that it shall not, during such five (5) year period, destroy or cause or permit to be destroyed any material books or records without first obtaining the consent of Seller (or providing to Seller notice of such intent and a reasonable opportunity to copy such books or records, at Seller’s expense, at least thirty (30) days prior to such destruction).
8.1.5    Continuation of Indemnification. Buyer agrees not to amend or modify the Charter Documents of the Company with respect to any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect on the Closing Date for the benefit of the (current or former) directors, officers, managers, partners, employees and agents (except to the extent that such amendment preserves or broadens the indemnification or other rights theretofore available to such directors, officers, managers, partners, employees and agents). This Section shall continue for a period of six (6) years following the Closing and is intended to benefit each director, officer, manager, partner, agent or employee who has held such capacity on or prior to the Closing Date and is now or at any time during such six (6) year period entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Charter Documents as of the date hereof.
8.1.6    Further Assurances. From time to time after the Closing, at the request of any party hereto, each other party hereto shall execute and deliver any further instruments and take such other action as such party may reasonably request to carry out the transactions contemplated hereby.
8.1.7    Seller Confidentiality. For two (2) years after the Closing Date, Seller (or any of its representatives or Affiliates) shall not at any time use or disclose to or for the benefit of any Person other than Buyer any confidential information, knowledge or data of the Company or relating to its business (including information relating to accounts, financial dealings, transactions, trade secrets, intangibles, customer lists, pricing lists, processes, plans and proposals), whether or not marked or otherwise identified as confidential or secret (the “Company Confidential Information”). Seller shall use commercially reasonable efforts to cause its sales personnel to destroy all Company Confidential Information in the direct possession and control of such sales personnel, including copies thereof in the direct possession and control of such sales personnel in any form or media, including any notes, analyses, compilations, forecasts, or other documents which contain Company Confidential Information. Seller’s use of commercially reasonable efforts to cause the destruction of Company Confidential Information in the direct possession and control of its sales personnel in accordance with this Section 8.1.7 shall be certified in writing to Buyer by an authorized officer of Seller within ten (10) business days following Closing. After its delivery of such certification, to the extent Seller becomes aware that any of its sales personnel is in direct possession and control of any Company Confidential Information in violation of this Section 8.1.7, Seller shall cause such sales personnel to promptly destroy such Company Confidential Information. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Company Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer (at Buyer’s cost) may seek an appropriate protective order or waive compliance with the provisions of this Section 8.1.7. If, in the absence of a protective order or the receipt of a waiver under this Section 8.1.7, Seller is, on the advice of counsel, compelled to disclose any Company Confidential Information to any Governmental Authority, Seller may disclose the Company Confidential

Information to the Governmental Authority; provided, however, that Seller shall use its reasonable efforts to obtain, at the reasonable request and sole cost of Buyer, an order or such assurance that confidential treatment shall be accorded to such portion of the Company Confidential Information required to be disclosed as Buyer shall designate. The foregoing covenant shall not apply to (a) any information that has been made public (other than through breach of the provisions of this Agreement); (b) any mental impressions retained in the memory of Seller’s employees (unaided by reference to or review of Company Confidential Information) which is formed from prior familiarity with the Company Confidential Information; provided, that, any of the Company’s profit margin information shall in no event be disclosed by Seller’s employees to any third parties (unless required by Law pursuant to the following clause (c)); (c) any disclosure to the extent that it is required by applicable Law (provided that, if the disclosure is as the result of a legal proceeding or other similar process described above, the required protective procedures as contemplated above are followed); or (d) any information that was independently developed by Seller after the Closing Date without any use of the Company Confidential Information and by representatives of Seller or its Affiliates who have not had access to the Company Confidential Information, as demonstrated by files created at the time of such independent development.
8.1.8    Buyer Confidentiality. For two (2) years after the Closing Date, Buyer (or any of its representatives or Affiliates, including the Company) shall not at any time use or disclose to or for the benefit of any Person any confidential information, knowledge or data of Seller (including information relating to accounts, financial dealings, transactions, trade secrets, intangibles, customer lists, pricing lists, processes, plans and proposals), whether or not marked or otherwise identified as confidential or secret (the “Seller Confidential Information”). In the event that Buyer or the Company is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Seller Confidential Information, Buyer or the Company shall notify Seller promptly of the request or requirement so that Seller (at Seller’s cost) may seek an appropriate protective order or waive compliance with the provisions of this Section 8.1.8. If, in the absence of a protective order or the receipt of a waiver under this Section 8.1.8, Buyer or the Company is, on the advice of counsel, compelled to disclose any Seller Confidential Information to any Governmental Authority, Buyer or the Company may disclose the Seller Confidential Information to the Governmental Authority; provided, however, that Buyer or the Company shall use its reasonable efforts to obtain, at the reasonable request and sole cost of Seller, an order or such assurance that confidential treatment shall be accorded to such portion of the Seller Confidential Information required to be disclosed as Seller shall designate. The foregoing covenant shall not apply to (a) any information that has been made public (other than through breach of the provisions of this Agreement); (b) any mental impressions retained in the memory of the Company’s employees (unaided by reference to or review of Seller Confidential Information) which is formed from prior familiarity with the Seller Confidential Information; provided, that, any of Seller’s profit margin information shall in no event be disclosed by Buyer’s or the Company’s employees to any third party (unless required by Law pursuant to the following clause (c)); (c) any disclosure to the extent that it is required by applicable Law (provided that, if the disclosure is as the result of a legal proceeding or other similar process described above, the required protective procedures as contemplated above are followed); (d) any information that was known to Buyer (or any of its representatives or Affiliates, including the Company) without restriction, at the time of disclosure by Seller, as demonstrated by files in existence at the time of such disclosure; or (e) any information that was independently developed by Buyer without any use of the Seller Confidential Information and by representatives of Buyer or its Affiliates who have not had access to the Seller Confidential Information, as demonstrated by files created at the time of such independent development.
8.1.9    Employee Non-Hire. Seller covenants and agrees that for a period of eighteen (18) months following the Closing, it shall not, directly or indirectly, solicit or induce or attempt to solicit or induce any employees of the Company to terminate their employment with the Company, or employ, or retain as a consultant, any employee of the Company who was employed by the Company as of the Closing Date. Nothing in this Section 8.1.9 shall preclude Seller from conducting general advertising for employees which is not directed at the employees of the Company. Seller acknowledges and agrees that if Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 8.1.9, Buyer will not have an adequate remedy at law and money damages will not provide an adequate remedy to Buyer, and accordingly, in addition to any other rights or remedies that Buyer may have at law or in equity, Buyer shall be entitled to temporary and permanent injunctive relief and to have such provisions under this Section 8.1.9 specifically enforced by any court having jurisdiction and Seller hereby waives any requirement of posting a bond or other security in connection with such injunctive relief or specific performance. Seller further acknowledges and agrees that each and every restriction imposed by this Section 8.1.9 is a material inducement to Buyer’s entering into this Agreement and is reasonable with respect to subject matter, time period and geographical area.
8.2    Company Engagements; Privileged Information.
(a)    Calfee Representation of Calfee Clients. Calfee, Halter & Griswold LLP (“Calfee”) has acted as counsel for Seller and the Company (collectively, the “Calfee Clients”) in connection with this Agreement (the “Sale Engagement”) and in that connection Calfee has not acted as counsel for any other Person, including Buyer. Upon the Closing, only the Calfee Clients shall be considered clients of Calfee in the Sale Engagement. All communications between the Calfee Clients and Calfee in the course of the Sale Engagement shall be deemed to be attorney-client confidences that belong solely to Seller and not the Company. Accordingly, neither the Company nor Buyer shall have access to any such communications, or to the files of Calfee relating to the Sale Engagement. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and Calfee shall be the sole holders of the attorney-client privilege with respect to the Sale Engagement, and neither the Company nor Buyer shall be a holder thereof, (ii) to the extent that files of Calfee in respect of the Sale Engagement constitute property of a Calfee Client, only Seller shall hold such property rights, and (iii) Calfee shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or Buyer by reason of any attorney-client relationship between Calfee and the Company or otherwise.
(b)    Post-Closing Representation of Seller. Without the need for any consent or waiver by the Company or Buyer, Calfee shall be permitted to represent Seller after the Closing in connection with any matter, including anything related to the transactions contemplated herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Calfee shall be permitted to represent Seller, any of its agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including litigation, arbitration or other adversary proceeding) with Buyer, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or other agreements entered into in connection with this Agreement.
(c)    Attorney-Client Relationship with Calfee. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Calfee, unless Calfee is specifically engaged in writing by the Company, to represent the Company after Closing and either such engagement involves no conflict of interest with respect to Seller, or Seller consents in writing at the time to such engagement. Any such representation of the Company by Calfee after Closing shall not affect the foregoing provisions of this Section 8.2. For example, and not by way of limitation, even if Calfee is representing the Company after Closing, Calfee shall be permitted simultaneously to represent Seller in any matter, including any disagreement or dispute relating thereto. Furthermore, Calfee shall be permitted to withdraw from the representation of the Company in order to be able to represent or continue so representing Seller, to the extent permissible by applicable rules and regulations. To the extent permitted by applicable Law, each of Seller, the Company and Buyer consent to each of the arrangements specified in this Section 8.2 and waives any actual or potential conflict of interest that may be involved in connection with any representation by Calfee permitted by this Section 8.2.
8.3    Assignment of Certain Agreements. Effective as of the Closing, Seller hereby assigns all of its rights, title and interest in an to each of the agreements referenced on Schedule 8.3 to the Company (the “Assigned Agreements”), and Seller agrees, from time to time on or after the date hereof, upon the reasonable request of the Company or Buyer, to execute and deliver to the Company or Buyer such further documents or instruments of assignment or transfer in order to more effectively transfer its rights to the Assigned Agreements to Company.
8.4    Letters of Credit. Buyer hereby agrees to indemnify, defend, hold harmless, pay and reimburse Seller with respect to any post-Closing draws by suppliers of the Company on any letter of credit issued by Seller’s lender for the Company’s benefit and outstanding as of the Closing.
8.5    Intercompany Purchase Agreement. That certain Purchase Agreement, dated April 2, 2015, by and between Seller and the Company shall be terminated as of the Closing
ARTICLE 9
Indemnification
9.1    Indemnification of Buyer. From and after the Closing and subject to the limitations contained herein, Seller shall indemnify, defend, hold harmless, pay and reimburse Buyer and its officers, directors, employees, stockholders, Affiliates, successors and assigns (collectively, the “Buyer Indemnitees”), from and against any Losses related to, based upon, arising out of or caused by:  (a) any breach or inaccuracy in any of the representations and warranties made by Seller or the Company herein, (b) any breach or nonperformance of any of the covenants made by Seller or the Company herein, (c) any Taxes of Seller, or of the Company for any Pre-Closing Tax Period, (d) any Indebtedness of the Company, or (e) any of the Matters set forth on Schedule 9.1(e).
9.2    Indemnification of Seller. From and after the Closing and subject to the limitations contained herein, Buyer shall indemnify, defend, hold harmless, pay and reimburse Seller and its officers, directors, employees, stockholders, Affiliates, successors and assigns (collectively, the “Seller Indemnitees”), from and against any Losses based upon, arising out of or caused by any inaccuracy in any of the representations and warranties, or breach or nonperformance of any of the covenants, made by Buyer herein. Buyer does not make and shall not be deemed to have made, nor is Seller relying upon, any representation, warranty, covenant or obligation, other than those representations, warranties, covenants and obligations that are expressly set forth in this Agreement.
9.3    Limitations on Indemnification. Notwithstanding any other provision of this Agreement, the indemnification obligations provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 9.3.
(a)    Any claim by a Buyer Indemnitee for indemnification pursuant to Section 9.1 shall be required to be made by delivering notice to Seller no later than the fifteen (15) month anniversary of the Closing Date, except that (i) any claim for indemnification resulting from or arising out of any inaccuracy in or breach of any representation or warranty in Section 3.1 [Authority; Capacity and Representation], Section 3.2 [Ownership of Shares], Section 3.3 [Execution and Delivery; Enforceability], Section 4.1.2 [Authority], Section 4.1.3 [Enforceability], Section 4.2 [Capital Stock] and Section 4.15 [Brokerage] (collectively, the “Fundamental Representations”) may be made at any time; (ii) any claim for indemnification resulting from or arising out of any inaccuracy in or breach of any representation or warranty in Section 4.7 [Taxes] may be made no later than sixty (60) days after the expiration of the applicable statute of limitations; (iii) all covenants and agreements that contemplate performance thereof following the Closing Date will survive the Closing in accordance with their respective terms; (iv) indemnification rights in Section 9.1(c) shall survive for sixty (60) days after the expiration of the applicable statute of limitations; and (v) indemnification rights in Section 9.1(d) and Section 9.1(e) shall survive Closing indefinitely.
(b)    Except for claims for indemnification with respect to any inaccuracy in or breach of any Fundamental Representations or any breach of the representations and warranties in Section 4.18 [Related Party Transactions], (i) the Buyer Indemnitees shall not be entitled to indemnification for any Losses arising under Section 9.1(a) until the aggregate amount of all of the Buyer Indemnitees’ claims for indemnification exceeds the Indemnification Threshold, and thereafter the Buyer Indemnitees shall be entitled to indemnification only for amounts in excess of the Indemnification Threshold, and (ii) no Buyer Indemnitee may make a claim for any Losses arising under Section 9.1(a), and no such Loss shall be included in calculating the aggregate amount of Losses for purposes of determining whether the Indemnification Threshold has been exceeded, until the Losses which result from a single claim or series of related claims that arise out of the same facts, events or circumstances exceed Seventeen Thousand Five Hundred Dollars ($17,500), and then the Buyer Indemnitees shall be entitled to count the entire amount of such Losses beginning with the first dollar (i.e., a tipping basket) for purposes of determining whether the Indemnification Threshold has been exceeded, or the Buyer Indemnitees shall be entitled to recover the entire amount of such Losses that have exceeded the Indemnification Threshold, as applicable.
(c)    Except for claims for indemnification with respect to any inaccuracy in or breach of any Fundamental Representations (for which the maximum aggregate indemnification amount to which the Buyer Indemnitees may be entitled under this Agreement for inaccuracy in or breach of the Fundamental Representations shall be the Purchase Price), the maximum aggregate indemnification amount to which the Buyer Indemnitees may be entitled under Section 9.1(a) of this Agreement shall be the Indemnification Cap.
(d)    The maximum aggregate amount of Losses to which the Buyer Indemnitees may be entitled under Section 9.1 shall be the Purchase Price.
(e)    The Buyer Indemnitees shall not be entitled to indemnification under this Agreement if, and to the extent of the amount that the Losses are reflected on the Final Adjustment Statement.
(f)    The Buyer Indemnitees shall not be entitled to indemnification under this Agreement for Losses relating to any matter to the extent that there is a reserve included in the Financial Statements and such reserve is specifically identified in the Financial Statements or other reasonable documentation exists evidencing that such reserve expressly contemplated such matter.
(g)    The Buyer Indemnitees and the Seller Indemnitees shall take commercially reasonable steps to mitigate any Loss subject to Section 9.1 or Section 9.2 to the extent required by Delaware law, provided, however, that this sentence shall not require any party hereto to initiate or pursue litigation or other claims against third parties (other than taking the relevant administrative steps to file for or make ordinary course claims under insurance policies, “pass through” warranties or other indemnification or reimbursement Contracts from third parties) in respect of such Loss. Any failure by an indemnitee to mitigate Losses in accordance with this Section 9.3(h) shall not relieve any indemnitor of its obligations under this Article 9, except to the extent that such indemnitor was prejudiced by such failure to mitigate.
(h)    Materiality Disregarded. For purposes of this Article 9, including the determination of claims by Buyer, any and all references to a “Material Adverse Effect” or “material” limitations, while being taken into account for purposes of determining whether a claim by Buyer for Losses exists, shall be disregarded for purposes of calculating the amount of said claim.
(i)    Fraud or Misconduct. Notwithstanding anything to the contrary contained in this Agreement, any claims with respect to which there is a finding or judgment of fraud,

intentional misrepresentation or willful misconduct with respect to the representations and warranties in Article 3 and Article 4 shall not be subject to the limitations set forth in this Article 9.
9.4    Procedures Relating to Indemnification.
9.4.1    Third-Party Claims. A party (the “indemnitee”) seeking any indemnification provided for under this Agreement with respect to, arising out of, or involving a claim or demand made by any Person against the indemnitee (a “Third-Party Claim”), must notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim no later than thirty (30) days after such claim or demand is first asserted. Such notice shall state in reasonable detail the amount or estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties, covenants or obligations in this Agreement alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder, except and only to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.
9.4.2    The indemnitor may elect to assume and control the defense of a Third-Party Claim, with counsel selected by the indemnitor and reasonably acceptable to the indemnitee by providing written notice thereof to the indemnitee within thirty (30) days of the indemnitor’s receipt of notice of such Third-Party Claim from the indemnitee.   Notwithstanding anything to the contrary contained herein, the indemnitor shall not be entitled to control the defense of a Third-Party Claim (and the indemnitee shall be entitled to maintain or assume control of the defense of such Third-Party Claim) if (i) the Third-Party Claim relates to or involves any proceeding, action, indictment, allegation or investigation with respect to alleged crimes; (ii) the Third-Party Claim seeks an injunction or other equitable relief against the indemnitee; or (iii) the indemnitee reasonably believes that the Losses relating to the claim would exceed the maximum amount that such indemnitee would then be entitled to recover under this Article 9.  If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense; provided, that the indemnitor will not be liable for any legal expenses subsequently incurred by the indemnitee in connection with the defense of such Third-Party Claim.  If the indemnitor does not assume the defense of any Third-Party Claim, the indemnitee may continue to defend such claim and the indemnitor may still participate in, but not control, the defense of such Third-Party Claim at the indemnitor’s sole cost and expense.  If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall reasonably cooperate with the indemnitor in the defense or prosecution thereof.  Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Notwithstanding the foregoing, in no event shall an indemnitee or indemnitor be required to provide any information or otherwise cooperate to the extent doing so would (x) reasonably be expected to compromise any attorney-client or similar privilege, (y) unreasonably interfere with any employee’s responsibilities or the operation of the business of the Company or Seller, as applicable, or (z) provide any information in connection with any dispute or proceeding between the parties, in which case the applicable rules of discovery shall govern.
9.4.3    Subject to the last sentence of this Section 9.4.3, the indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed).  The indemnitor shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitee’s prior written consent (which consent shall not be unreasonably withheld or delayed), provided that in the event that the indemnitee withholds its consent to any settlement or compromise of, or entry of judgment with respect to, a Third Party-Claim (other than a settlement or compromise (a) involving any remedy or consideration other than monetary relief, (b) involving a finding or admission of any violation of Law or any other wrongdoing or (c) that does not expressly and unconditionally release the indemnitee and its Affiliates from all liabilities and obligations with respect to such Third Party-Claim)), (x) the indemnitor’s maximum liability under this Article 9 with respect to such Third-Party Claim shall be limited to the amount that would be payable by the indemnitor under this Article 9 if such settlement or compromise had been entered into or such judgment had been entered; and (y) the indemnitee shall thereafter assume the defense of such Third-Party Claim at the indemnitee’s expense (and the indemnitor may participate in such defense with its own counsel at its own expense).
9.4.4    Other Claims. In the event any indemnitee should have a claim against any indemnitor under this Agreement that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor promptly following discovery of any indemnifiable Loss, but in any event, in the case of the Buyer Indemnitees, not later than the last date set forth in Section 9.3 for making such claim. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Such notice shall state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Upon receipt of any such notice, the indemnitor shall notify the indemnitee as to whether the indemnitor accepts liability for any Loss within thirty (30) days of receipt of such notice. If the indemnitor does not satisfy the indemnitee’s claim within such thirty (30) day period, the indemnitee shall be entitled to seek any and all remedies as may be available at Law or in equity.
9.4.5    Tax Matters. The provisions of Section 9.4.1 and 9.4.2 shall not apply to Tax Matters, which shall be governed by Section 10.3.

9.5    Limitation of Remedies. Each party acknowledges and agrees that the sole and exclusive remedy with respect to any and all claims relating to this Agreement (other than claims of, or causes of action arising from, fraud, intentional misrepresentation or willful misconduct with respect to the representations and warranties in Article 3 and Article 4 or claims of, or causes of action for which the sole remedy sought is equitable relief) shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, each of Buyer and Seller hereby waives on behalf of itself all other Persons who might claim by, through or under him, her or it, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud intentional misrepresentation or willful misconduct with respect to the representations and warranties in Article 3 and Article 4 or claims of, or causes of action for which the sole remedy sought is equitable relief) which any such other Person may have arising under or based upon this Agreement (except pursuant to the indemnification provisions set forth in this Article 9).
9.6    Subrogation. Upon making any indemnity payment pursuant to Sections 9.1 or 9.2, as applicable, the indemnitor shall be subrogated to all rights of the indemnitee or reimbursed party, as applicable, against any insurance coverage or carrier in respect of the Losses to which the payment related. The parties hereto will execute upon request, all instruments reasonably necessary to evidence and perfect the above described subrogation rights.
ARTICLE 10
Tax Matters
10.1    Apportionment of Taxes. All Taxes and Tax liabilities with respect to the Company that relate to a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (a) in the case of Taxes that are either (1) based upon or measured by reference to income, receipts, profits, capital or net worth (including sales and use Taxes), (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), or (3) required to be withheld, such Taxes shall be deemed equal to the amount which would be payable if the Tax year ended at the end of the day on the Closing Date; and (b) in the case of Taxes imposed on a periodic basis with respect to the Company other than those described in clause (a), such Taxes shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
10.2    Tax Returns; Refunds.
(a)    Seller shall provide Buyer with drafts of pro forma Tax Returns relating solely to the Company (each, a “Pro Forma Tax Return”) that relate to any Pre-Closing Tax Period ending on or before the Closing Date for review and comment at least fifteen (15) days prior to the due date for the filing of each Tax Return of Seller to which each such Pro Forma Tax Return relates, including extensions, or such shorter period as is necessary to allow for the timely filing of such Tax Return. Not later than fifteen (15) days after Seller has provided such Pro Forma Tax Return, or such shorter period as is necessary to allow for the timely filing of the Tax Return of Seller to which the Pro Forma Tax Return relates, Buyer shall notify Seller of the existence of any objection, specifying in reasonable detail the nature and basis of such objection that Buyer may have to any item set forth on such draft Pro Forma Tax Return. Buyer (on behalf of itself, and following the Closing, the Company) and Seller agree to consult and resolve in good faith any such objection.
(b)    Buyer shall cause the Company to provide Seller with drafts of all Tax Returns of the Company that relate to any Straddle Period allocable or apportioned to Seller pursuant to Section 10.1 for review and comment at least fifteen (15) days prior to the due date for the filing of each such Tax Return, including extensions, or such shorter period as is necessary to allow for the timely filing of such Tax Return. Not later than fifteen (15) days after the Company has provided such Tax Return, or such shorter period as is necessary to allow for the timely filing of such Tax Return, Seller shall notify the Company of the existence of any objection, specifying in reasonable detail the nature and basis of such objection that Seller may have to any item set forth on such draft Tax Return. Buyer (on behalf of itself, and following the Closing, the Company) and Seller agree to consult and resolve in good faith any such objection. For the avoidance of doubt, all Tax Returns of the Company that relate to any Straddle Period allocable or apportioned to Seller will provide for a refund, in cash, whenever possible for the overpayment of Taxes or otherwise, rather than a credit for Taxes due for any Post-Closing Tax Period.
(c)    Except as otherwise required by Law or a Taxing Authority, without the prior written consent of Seller (which consent may be withheld for any reason), none of Buyer, the Company, or any Affiliate thereof shall, with respect to any Pre-Closing Tax Period (i) make any election, (ii) change the Tax treatment of any item on a Tax Return filed after the Closing Date as compared to the treatment of such item on a Tax Return filed by the Company prior to the Closing Date or (iii) file any amended Tax Return or propose or agree to any adjustment of any item with the Internal Revenue Service or any other Taxing Authority, if in any such case such action would have the effect of increasing Seller’s liability for any Taxes, reducing any Tax benefit of Seller or increasing the indemnification obligations set forth in Article 9 hereof unless Buyer, the Company and any such Affiliate indemnify and hold Seller harmless from and against any such adverse Tax effect.
(d)    If the Company receives a Tax refund for a Pre-Closing Tax Period, such refund (net of any expenses or costs incurred in seeking or obtaining such refund) shall be paid to Seller; provided, however, that Seller shall not be entitled to any refund either (i) reflected in the Closing Working Capital, or (ii) attributable to any carryback of an item from a Post-Closing Tax Period.
10.3    Controversies. Buyer shall cause the Company to notify Seller in writing within ten (10) days of the receipt by the Company of any notice of any inquiries, assessments, proceedings or similar events received from any Taxing Authority with respect to Taxes of the Company for which Seller may be required to indemnify any Buyer Indemnitee pursuant to this Agreement (any such inquiry, assessment, proceeding, litigation, audit or similar event, a “Tax Matter”). Seller may, at its own expense, participate in and, upon notice to Buyer, assume the defense of any such Tax Matter. If Seller assumes such defense, Seller shall have the authority, with respect to any Tax Matter, to represent the interests of the Company before the relevant Taxing Authority and have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Buyer has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by Seller. Seller shall not enter into any settlement of, or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of Buyer, the Company or any Affiliate of the foregoing for a Post-Closing Tax Period without the prior written consent of Buyer. Seller shall keep Buyer informed with respect to the commencement, status, and nature of any such Tax Matter, and will, in good faith, allow Buyer to consult with it regarding the conduct of or positions taken in any such proceeding. If Seller does not assume the defense of such Tax Matter, Buyer shall keep Seller informed of the progress of such Tax Matter from time to time and shall consult with Seller with respect to such Tax Matter. Seller shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the Company. The Company shall not have the right to settle (or to consent to the settlement or compromise of) such Tax Matter without the prior written consent of Seller if such settlement or compromise would cause Seller to be liable for actual payment of a majority of the settlement amount to be paid with respect to such Tax Matter.
10.4    Cooperation. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Tax periods, Buyer, on the one hand, and Seller, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, information, personnel (as reasonably required), books of account, powers of attorney or other materials reasonably relevant or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities. Seller agrees to (A) retain all books and records with respect to income, franchise and payroll Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations and any extension thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, Seller shall allow Buyer to take possession of such books and records. Buyer agrees to (A) retain all books and records with respect to all Tax matters (other than income, franchise and payroll Taxes) pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations and any extension thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Buyer shall allow Seller to take possession of such books and records. Buyer and Seller shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
10.5    Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation.
10.6    Certain Tax Agreements. All income tax sharing, allocation, indemnification, distribution or other similar agreements (excluding, for the avoidance of doubt, this Agreement) to which each of Seller or any of its Affiliates (excluding the Company), on the one hand, and the Company, on the other hand, are a party shall be terminated as of the Closing and the Company shall not have any obligations thereunder following the Closing Date.
10.7    Conflict. To the extent there is any conflict between the provisions of this Article 10 and Article 9, the provisions of this Article 10 shall control.
10.8    Successors. For purposes of this Article 10, references to any of the Company, Seller, or Buyer shall include successor entities.
ARTICLE 11
Certain Definitions
When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 11, or elsewhere in this Agreement as indicated in this Article 11:
“1933 Act” means the Securities Act of 1933, as amended, and the regulations thereunder.
“Accounts Receivable” is defined in Section 4.5.
“Acquisition Balance Sheet” is defined in Section 4.5(a).
“Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock or equity interests, by Contract, or otherwise.
“Agreement” means this Share Purchase Agreement, as may be amended from time to time.
“Annual Financial Statements” is defined in Section 4.5(a).
“Assigned Contracts” is defined in Section 8.3.
“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Cleveland, Ohio are authorized or obligated pursuant to Law to be closed.
“Buyer” is defined in the preamble of this Agreement.
“Buyer Ancillary Agreements” is defined in Section 5.1.
“Buyer Indemnitees” is defined in Section 9.1.
“Calfee” is defined in Section 8.2(a).
“Calfee Clients” is defined in Section 8.2(a).
“Charter Documents” means the articles of incorporation, articles of organization, certificate of incorporation, limited partnership agreement, limited liability company operating agreement, and by-laws (or equivalents thereof) of any business entity.
“Closing” and “Closing Date” are defined in Article 7.
“Closing Cash” means the cash held in deposit accounts, including money market accounts, of the Company and cash equivalents held by the Company, plus checks presented by the Company for deposit but not yet credited to deposit accounts, less checks and drafts issued by the Company but uncleared, each as of 11:59 p.m. on the Closing Date.
“Closing Certificate” is defined in Section 2.3.
“Closing Indebtedness” means the Indebtedness of the Company as of 11:59 p.m. on the Closing Date.
“Closing Working Capital” means the Working Capital of the Company as of 11:59 p.m. on the Closing Date.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Common Shares” is defined in Section 4.2.1.
“Company” is defined in the preamble of this Agreement.

“Company Ancillary Agreements” is defined in Section 4.1.2.
“Company Confidential Information” is defined in Section 8.1.7.
“Company Intellectual Property” means the Intellectual Property owned by the Company.
“Company’s Knowledge” means (a) the actual knowledge of Scott Hassel, and (b) the knowledge that Mr. Hassel would reasonably be expected to have after reasonable inquiry of his books and records and direct reports.
“Contract” means any contract, agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking, or arrangement, whether oral or written.
“Disclosure Schedules” are the confidential disclosure schedules, dated as of the date hereof, delivered to Buyer in connection with the execution and delivery of this Agreement.
“Disposal,” “Storage,” and “Treatment” shall have the meanings assigned them at 42 U.S.C. § 6903(3)(33) and (34), respectively.
“Enforceability Exceptions” is defined in Section 3.3.
“Environment” means soil, surface waters, groundwater, land, stream, sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality.
“Environmental Law” means any Law relating to Releases, discharges, emissions, or Disposal of Hazardous Material to the Environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Estimated Closing Cash” is defined in Section 2.3.
“Estimated Closing Working Capital” is defined in Section 2.3.
“Estimated Closing Indebtedness” is defined in Section 2.3.
“Estimated Purchase Price” is defined in Section 2.3.
“FDA” means the United States Food and Drug Administration.
“FDA Law and Regulation” means the federal Food, Drug and Cosmetic Act (the FD&C Act), 21 U.S.C. §§ 301 et seq., as amended, and all applicable regulations promulgated by the FDA, including but not limited to the recordkeeping provisions of the FDA’s Medical Device Reporting requirements as set forth in 21 C.F.R. Part 803, as applicable.
“Final Adjustment Statement” is defined in Section 2.4.4.
“Final Post-Closing Adjustment” is defined in Section 2.4.4.

“Financial Statements” is defined in Section 4.5(a).
“Fundamental Representations” is defined in Section 9.3(a).
“GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of any such government or political subdivision, or any self-regulated organization or other non-governmental regulating authority (to the extent that the rules, regulations or orders of such authority have the force of law), or any arbitrator, tribunal or court of competent jurisdiction.
“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, regardless of quantity, the exposure to, presence of, use, Storage, Disposal, Treatment or transportation of which is regulated under or defined by Law. Without limiting the generality of the foregoing, the term includes petroleum products, or any fraction thereof, asbestos or asbestos-containing materials, chlorinated fluorocarbons, and radon.
“Indebtedness” means, as at any date of determination thereof (without duplication), all obligations (including intercompany obligations) of the Company in respect of: (a) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) capital lease obligations that have or should have been capitalized in accordance with GAAP; (d) any indebtedness guaranteed by the Company (including intercompany debt and guarantees by the Company); (e) any obligations with respect to any interest rate hedging or swap agreements (or the termination thereof); (f) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by the Company; and (g) all obligations issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business but only to the extent accrued on the Closing Balance Sheet); (h) customer deposits and sums received in advance from customers; (i) all negative cash and obligations arising from cash/book overdrafts, outstanding checks or wire transfers issued or initiated but not yet cleared (except to the extent included in Closing Cash); (j) deferred rent obligations; (k) deferred compensation Liabilities; and (l) in the event of any swap agreements being terminated on the date Indebtedness of such Person is being determined, all net payments that such Person has to make as a result of such early termination. Notwithstanding the foregoing, the calculation of Indebtedness shall not include (A) any operating or lease obligations as determined in accordance with GAAP (other than capital leases) or (B) any of the principal amount as of the Closing Date of any undrawn letters of credit.
“Indemnification Cap” is One Million Three Hundred Seventy-Five Thousand Dollars ($1,375,000).

“Indemnification Threshold” is Seventy Five Thousand Dollars ($75,000).
“indemnitee” and “indemnitor” are defined in Section 9.4.1.
“Independent Accountants” is defined in Section 2.4.3.
“Intellectual Property” means any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works, including advertising and promotional materials, and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer Software (excluding all shrink wrap Software and Off-the-Shelf Software), data, data bases and documentation thereof; (f) trade secrets and other confidential business information or other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”); (g) all other proprietary rights; and (h) copies and tangible embodiments thereof (in whatever form or medium).
“Interim Financial Statements” is defined in Section 4.5(a).
“Law” means any federal, state, regional, local or foreign law, statute, ordinance, code, treaty, rule, regulation or requirement of any Governmental Authority in effect on the date of this Agreement.
“Leased Real Property” is defined in Section 4.11(a).
“Leases” is defined in Section 4.11(a).
“Liability” means any liability or Indebtedness of any kind, character or description (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether disputed or undisputed, whether secured or unsecured, whether joint or several, whether vested or unvested, whether liquidated or unliquidated, whether due or to become due, or whether executory, determined, determinable, or otherwise).
“Licensed IP” means Intellectual Property that any other Person owns and the Company uses pursuant to a License.
“Licenses” is defined in Section 4.12(b).

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.
“Loss” or “Losses” means any and all losses, Liabilities, damages, costs, penalties, judgments, deficiencies, awards, fines and reasonable expenses actually incurred; provided, however, that Losses relating to any claims for indemnification shall (a) specifically exclude punitive, exemplary, consequential or incidental damages, damages relating to lost profits, diminution of value, or based upon any multiplier of profits, earnings or cash flow (except for punitive, exemplary, consequential or incidental damages incurred with respect to, or arising out of, a Third-Party Claim); (b) specifically exclude attorneys’ fees unless such attorneys’ fees are incurred with respect to, or arising out of, a Third-Party Claim; and (c) be net of the amount of any recoveries actually received by the party seeking indemnification, or any of its Affiliates, in connection with the circumstances that give rise to the claim for indemnification under: (i) any insurance policy covering such indemnifiable Losses of which the party seeking indemnification, or any of its Affiliates, is a beneficiary in connection with the circumstances that give rise to the claim for indemnification; and (ii) “pass-through” warranty coverage from a manufacturer or other indemnification or reimbursement Contract from a third party.
“Material Adverse Effect” means a material adverse effect on the business, financial condition, assets, liabilities, or results of operations of the Company taken as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been a “Material Adverse Effect”: (a) changes in business or economic conditions affecting the economy or the Company industry generally, (b) changes in stock markets or credit markets, (c) changes in Tax rates, Law or GAAP, or the enactment or implementation of any new Law or Tax, (d) any event as to which Buyer has provided written consent hereunder, (e) an event or circumstance disclosed in the Disclosure Schedules, (f) natural disasters, acts of war, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof, (g) except for purposes of Sections 3.4 or 4.4, the execution, delivery or performance of this Agreement (including any announcement relating to this Agreement or the fact that Buyer is acquiring the Company and any actions taken by any customer, supplier or employee of the Company in response to such announcement) or any actions taken by Seller or the Company hereunder or in contemplation hereof, or any actions that Seller or the Company or any representative thereof is required to take hereunder, or (h) the failure of the Company to meet any internal projections or forecasts.
“Material Contracts” is defined in Section 4.13.
“Off-the-Shelf Software” means off-the-shelf personal computer software, as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis at a cost of less than Twenty Five Thousand Dollars ($25,000) annually.
“Order” means any judgment, injunction, award, decision, decree, ruling, verdict, writ or order of any nature of any Governmental Authority.
“Permits” is defined in Section 4.10.

“Permitted Liens” means: (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; (b) Liens arising by operation of Law, including Liens arising by virtue of rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial Law; (c) Liens for current Taxes and utilities not yet due and payable or which are being contested in good faith and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP; (d) leases, subleases and similar agreements set forth on Schedule 4.11(a) or on Schedule 4.13; (e) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of any of the Leased Real Property; and (f) zoning, building and other similar restrictions imposed by applicable Laws.
“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.
“Plans” is defined in Section 4.9.
“Post-Closing Tax Period” means any taxable period that begins after the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that begins immediately after the Closing Date shall constitute a Post-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period.
“Preliminary Adjustment Statement” is defined in Section 2.4.1.
“Preliminary Post-Closing Adjustment” is defined in Section 2.4.1.
“Pro Forma Tax Return” is defined in Section 10.2(a).
“Products” is defined in Section 4.10(b).
“Proprietary Software” is defined in Section 4.12(n)(ii).
“Purchase Price” is defined in Section 2.2.
“Related Person” is defined in Section 4.18.
“Release” shall have the meaning assigned it at 42 U.S.C. Section 9601(22) without giving effect to exception clause (A) therein.
“Repaid Closing Indebtedness” is defined in Section 2.3(b).
“Sale Engagement” is defined in Section 8.2(a).
“SEC” means the United States Securities and Exchange Commission.

“Seller” is defined in the preamble of this Agreement.
“Seller Ancillary Agreements” is defined in Section 3.1.
“Seller Confidential Information” is defined in Section 8.1.8.
“Seller Indemnitees” is defined in Section 9.2.
“Seller Inventory” is defined in Section 6.1(g).
“Seller Inventory Agreement” is defined in Section 6.1(g).
“Seller’s Account” is defined in Section 2.3.
“Shares” is defined in Section 4.2.1.
“Share Purchase” is defined in the Recitals to this Agreement.
“Software” means, as they exist anywhere in the world, computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.
“Straddle Period” means a taxable period that begins before the Closing Date and ends after the Closing Date.
“Systems” is defined in Section 4.12(h).
“Tax” or “Taxes” means: any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) of the Company or with respect to its assets or operations, including, without limitation, (i) taxes imposed on, or measured by income, gross receipts, franchise, or profits, and (ii) license, payroll, employment, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, ad valorem capital gains, goods and services, branch, utility, medical device, escheat, unclaimed property, production and compensation taxes.
“Taxing Authorities” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Tax Matter” is defined in Section 10.3.
“Tax Return” means any return, declaration, report, claim for refund, election, disclosure, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with any Taxing Authority with respect to Taxes.
“Third-Party Claim” is defined in Section 9.4.1.
“Trade Control Laws” means the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.), the Export Administration Regulations (15 C.F.R. Part 730 et seq.), the Foreign Trade Regulations and all other customs regulations, the U.S. anti-boycott regulations, and associated executive orders, and the economic sanctions laws, regulations and associated executive orders administered by the Office of Foreign Assets Control, the U.S. Department of the Treasury, the U.S. Department of Commerce and the U.S. Department of State.
“Trade Secrets” is defined in the definition of “Intellectual Property.”
“Transition Services Agreement” is defined in Section 6.1(f).
“Working Capital” means (a) the sum of the Company’s (i) net accounts receivable, (ii) net inventories, (iii) other receivables and (iv) prepaid expenses minus (b) the sum of the Company’s (i) accounts payable and (ii) accrued liabilities; in all cases, calculated in accordance with Section 2.4.1 hereof. For the avoidance of any doubt, the calculation of Working Capital and the Working Capital Target shall exclude (1) Cash, (2) Indebtedness, (3) any Tax assets (current, deferred or otherwise), (4) any current or deferred income or franchise Tax liabilities, (5) capitalized costs relating to the sale of the Company or acquisitions in process, and (6) the Seller Inventory. A sample calculation of Working Capital, including each specific general ledger account, is set forth on Exhibit A hereto.
“Working Capital Target” means Five Million Seven Hundred Thousand Dollars ($5,700,000).
ARTICLE 12
Construction; Miscellaneous Provisions
12.1    Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a)	If to Buyer, to:
Tenex Capital Management
60 East 42nd Street, Suite 4510
New York, NY 10165-0015
Attention: Gabe Wood
Facsimile: (212) 937-3837

E-mail: gwood@tenexcm.com
And
Compass Health Brands Corp.
6753 Engle Road
Middleburg Heights, OH  44130
Attention: Jim Hileman
Facsmile:  (440) 268-2116

E-mail: jim.hileman@compasshealthbrands.com

With a copy to:

Koley Jessen P.C., L.L.O.
One Pacific Place, Suite 800
1125 South 103 Street
Omaha, NE 68124-1079
Attention: Joshua K. Norton
Fax: (402) 390-9005
E-mail: joshua.norton@koleyjessen.com
(a)    If to Seller, to:
Invacare Corporation
One Invacare Way
Elyria, Ohio 44036-2125
Attention: Senior Vice President and General Counsel
E-Mail: ALaPlaca@invacare.com
Facsimile Number: (440) 684-0984
With a copy to:
Calfee, Halter & Griswold LLP
The Calfee Building
1405 East Sixth Street
Cleveland, Ohio 44114
Attention: Douglas A. Neary
E-Mail: dneary@calfee.com
Facsimile Number: (216) 241-0816
or in any case, to such other address for a party as to which notice shall have been given to Buyer and Seller in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third (3rd) Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile or electronic mail transmission, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.
12.2    Entire Agreement. This Agreement, the Disclosure Schedules and Exhibits hereto constitute the exclusive statement of the agreement among the Company, Buyer and Seller concerning the subject matter hereof, and supersede all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.
12.3    Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.
12.4    Jurisdiction and Venue. Each party hereto agrees that any claim relating to this Agreement shall be brought solely in the state or federal courts located in New Castle County, Delaware, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 12.1 of this Agreement, and service so made shall be complete as stated in such section. Notwithstanding the foregoing, any disputes between the parties that (a) are submitted to the Independent Accountants for resolution pursuant to the terms of Section 2.4.3 shall be resolved as set forth in accordance with the terms of such section, or (b) related to a Tax Matter shall be resolved as set forth in accordance with the terms of Section 10.3.
12.5    Specific Performance. Each party’s obligations under this Agreement are unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.
12.6    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Buyer, the Company and Seller and their respective successors and permitted assigns.
12.7    Headings. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

12.8    Number and Gender; Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”
12.9    Counterparts. This Agreement and each document delivered pursuant to this Agreement may be executed by the parties in separate counterparts and by facsimile or by electronic mail with scan or attachment signature, each of which when so executed and delivered shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof or thereof each signed by less than all, but together signed by all of the parties. A facsimile, electronic or other copy of a signature shall be deemed an original for purposes of this Agreement.
12.10    Third Parties. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder. Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.
12.11    Disclosure Schedules and Exhibits. The Disclosure Schedules and Exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. Notwithstanding anything to the contrary contained in this Agreement or in any of the sections of the Disclosure Schedules, any information disclosed in one section of the Disclosure Schedules shall be deemed to be disclosed in such other sections of the Disclosure Schedules to the extent that the disclosure is reasonably apparent on its face to be applicable to such other section of the Disclosure Schedules. The Disclosure Schedules may include items and information that are not “material” relative to the entire business of the Company, taken as a whole, and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or to further define the meaning of such term for purposes of this Agreement or otherwise. All references in this document to “this Agreement” and the terms “herein,” “hereof,” “hereunder” and the like shall be deemed to include all of such sections of the Disclosure Schedules and Exhibits.
12.12    Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.
12.13    Construction. This Agreement and the other documents contemplated herein shall be deemed to have been drafted by the parties, and neither this Agreement nor any other document contemplated herein shall be construed against any party as the principal draftsperson hereof or thereof.

12.14    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.
[Signature Page Follows.]

IN WITNESS WHEREOF, Buyer, the Company and Seller have executed and delivered this Share Purchase Agreement, or have caused this Share Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.
BUYER:
COMPASS HEALTH BRANDS CORP.

By:    /s/ Gabe Wood
Its:    Gabe Wood, Treasurer

COMPANY:
GARDEN CITY MEDICAL INC.
By:    /s/ Robert K. Gudbranson
Name: Robert K. Gudbranson
Its:    Treasurer
SELLER:
INVACARE CORPORATION
By:    /s/ Robert K. Gudbranson
Name: Robert K. Gudbranson

Its:	Senior Vice President and Chief Financial Officer